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                                                                       EXHIBIT 9


                                                April 23, 1991



Kemper Investors Life Insurance Company
120 South LaSalle Street
Chicago, Illinois  60603

Dear Sirs:

     This opinion is furnished in connection with the filing of an N-4 Registration Statement ("Registration Statement") by Kemper Investors Life Insurance Company ("KILICO")for the KILICO Variable Annuity Separate Account ("Account"), in connection with its proposed registration of units of beneficial interest, no par value, ("Units"), of the Money Market Subaccount, the Total Return Subaccount, the High Yield Subaccount, the Equity Subaccount and the Government Securities Subaccount ("Subaccounts"). The Registration Statement covers an indefinite number of Units of interest in the Subaccounts. Purchase payments to be received under individual and group variable annuity contracts ("Contracts") offered by KILICO may be allocated by KILICO to the Subaccounts in accordance with the owners' direction with reserves established by KILICO to support such Contracts.

     The Contracts are designed to provide annuity benefits and are to be offered in the manner described in the Prospectus which is included in the Registration Statement.

     The Contracts will be sold only in jurisdictions authorizing such sales.

     I have examined all such corporate records of KILICO and such other documents and was as I consider appropriate as a basis for this opinion. On the basis of such examination, it its my opinion that:

     1. KILICO is a corporation duly organized and validly existing under the laws of the State of Illinois.

     2. The Account is an account established and maintained by KILICO pursuant to the laws of the State of Illinois, under which income, gains and losses, whether or not realized, from assets allocated to the Account, are, in accordance with the Contracts, credited to or charged against the Account without regard to other income, gains or losses of KILICO.


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Kemper Investors Life Insurance Company
April 23, 1991
Page 2

     3. Assets Allocated to the Subaccounts will be owned by KILICO. The Contracts provide that the portion of the assets of the Account equal to the reserves and other Contract liabilities with respect to the Account will not be chargeable with liabilities arising out of any other business KILICO may conduct.

     4. When issued and sold as described above, the Contracts will be duly authorized and will constitute validly issued and binding obligations of KILICO in accordance with their terms.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                                Sincerely,


                                                /s/ David F. Dierenfeldt
                                                David F. Dierenfeldt
                                                Counsel


DFD/mac